MEMBERSHIP INTEREST SECURITY AGREEMENT

THIS MEMBERSHIP INTEREST SECURITY AGREEMENT ("Agreement") is made as of the _____ day of May, 2005 by and between AZUR INTERNATIONAL, INC., a Nevada corporation with its chief executive office and principal place of business at 1524 Cloverfield, Suite E, Santa Monica, California 90404 ("Debtor"), to OMICROM MASTER TRUST, on its own behalf and as collateral agent for all other lenders under the Loan (as defined below) ("Secured Party" or "Lender").

WITNESSETH:

WHEREAS, Debtor owns a sixty-three percent (63%) Membership Interest (the "Interest") in 48 Hendricks, LLC, a Florida limited liability company (the "Company") which is governed by that certain Amended Operating Agreement dated as of November 15, 2002, as further amended from time to time("Operating Agreement"); and

WHEREAS, Debtor is or is about to become indebted to the Secured Party as a result of certain loans made from the Secured Party to the Secured Party (collectively the "Loan" or the "Obligations") as more particularly described on Schedule "A", annexed hereto and made a part hereof; and

WHEREAS, as a condition to Secured Party entering into the Loan, the Secured Party has required the execution of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Pledge and Priority.

Debtor hereby pledges, grants a security interest in and collaterally assigns to Secured Party all of Debtor's right, title and interest in and to the Interest, including, but not limited to, that certain Membership Certificate number 14 issued in the name of the Debtor representing 151.2 Class C Units of the Company (the "Certificate") all surplus and capital, and the accounts thereof, all capital accounts, all rights in specific property of the Company, including the equal right with the other members to possess the same for company purposes, together with all rights, interest, benefits, proceeds, rents, revenues, receipts, royalties, income, increase, profits, income, all sums or distributions, now and hereafter accruing thereto and arising in any manner with respect to such interest in the Company due or to become due to the Debtor ("Proceeds"), as collateral security for the Obligations. All of the foregoing interests, properties, privileges and rights hereby collaterally assigned, including, without limitation, the Interest and the Proceeds, are hereinafter referred to as "Assigned Interests."

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Debtor consent to Secure Party filing such UCC Financing Statements against the Debtor describing the Assigned Interests as collateral and agrees to execute such additional documentation as Secured Party may require in order to perfect its first priority security interest in the Assigned Interest.

The Debtor acknowledges and agrees that this Agreement shall not in any way obligate the Secured Party or any of its successors and assigns to perform any of the now existing or hereafter accruing obligations of the Debtor under the Operating Agreement, and the Debtor agrees to perform any and all obligations of the Debtor under the Operating Agreement, whether heretofore or hereafter accruing or arising, all with the same effect as though this Agreement had not been executed or delivered by the Debtor.

2. Representations of Debtor.

Debtor hereby represents and warrants to Secured Party as follows:

(a) the Company is a valid and subsisting limited liability company and is duly organized and existing under applicable law, that the Operating Agreement is and remains in full force and effect and a true and correct copy of such Operating Agreement together with all amendments as now in force and effect as of the date hereof, is attached hereto as Schedule "B".

(b) the Secured Party has full right, power and authority to make this Agreement, and that neither the Assigned Interests nor any moneys distributable in respect thereof are subject to any lien, encumbrance or security interest other than the security interest granted the Secured Party hereunder.

(c) the Secured Party is the owner of a sixty-three percent (63%) interest in the Company.

(d) the Secured Party is not in default of any of its obligations or agreements under the Operating Agreement.

(e) the members and managers of the Company are set forth on Schedule "C."

(f) the Interest is a Class C Unit which is subject to certain restrictions and priorities as provided in the Operating Agreement.

3. Covenant of Debtor.

(a) Debtor shall not authorize or consent to any amendment, revision or modification of the Operating Agreement nor waive any right to receive distributions in respect of the Assigned Interests without the prior written consent of Secured Party.

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(b) Debtor shall not modify the Operating Agreement to opt in to Article 8 of the Uniform Commercial Code, without the prior written consent of Secured Party.

(c) Simultaneous with the execution of this Agreement, Debtor will deliver the Certificate to the Secured Party, together with an executed power, signed in blank.

(d) All additional membership interests arising from further issuance of membership interests to Debtor, dividends, split interests, or reorganization, recapitalization, or other similar proceedings on any of the Assigned Interests are and shall be held in trust by Debtor for immediate delivery to Secured Party, duly endorsed, as part of the Assigned Interests.

4. Default.

Upon any default under the Loan, the Secured Party shall have, in addition to any other rights and remedies which Secured Party may have in law or in equity, the immediate right to, and may, proceed to exercise with respect to the Assigned Interests all the rights and remedies of a secured party upon default as provided for in the Uniform Commercial Code of New York as in effect on the date thereof (the "UCC"). The Secured Party, at its option, may collect all sums payable with respect to the Assigned Interests and all Proceeds of the Assigned Interests, and may exercise all rights of ownership of the Assigned Interests, including, but not limited to, all voting and consensual powers, in such manner as the Secured Party shall determine in his sole discretion. The Secured Party may, at any time after a default and at its sole option, transfer the Assigned Interests into its name or the names of his nominee or nominees as secured party. All amounts received by the Secured Party in connection with the disposition of the Collateral shall be applied and distributed in accordance with the provisions of the UCC.

In addition, upon any default, Secured Party shall have the right, without demand for payment on Debtor or any other party, and without first resorting to any other collateral which Secured Party may have, to sell or otherwise dispose of the Assigned Interest or any part thereof (with the right in itself to bid for and buy free from any redemption right), at public or private sale or at any broker's board or exchange, for cash, upon credit, or for future delivery, all at the option of Secured Party and in the complete discretion of Secured Party, and in the event that Secured Party, in its sole discretion, deems that a public sale would require a registration of the Assigned Interest under the Securities Act of 1933, as amended, or any state "Blue Sky Law", Debtor hereby acknowledges that, because of the necessity of such registration, a public sale would not be commercially reasonable and therefore waives any right it might otherwise have (on the ground that the proceeds of a private sale may be less than the proceeds of a public sale) to require such a public sale. Notwithstanding any other provision in this Agreement, any disposition of Collateral shall be completed pursuant to the applicable terms of the Operating Agreement regarding transfers of membership interests.

The reasonable expenses of preserving, maintaining, collecting and disposing of the Assigned Interests, together with court costs and reasonable attorneys' fees and paralegals' fees, incurred in consultation, litigation, bankruptcy, probate, guardianship, arbitration or any other proceedings at both trial and appellate levels, incurred in realizing upon the Assigned Interests and in enforcing, preserving, and maintaining any provision of this Agreement, shall be due and payable from Debtor to Secured Party, and such amounts are secured hereby and may be deducted from the Proceeds of disposition of the Assigned Interests.

5. Non-liability of Lender.

The Debtor acknowledges and agrees that this Agreement shall not in any way obligate the Lender or any of its successors and/or assigns to perform any of the now existing or hereafter accruing obligations of the Debtor under the Operating Agreement. Debtor agrees to perform any and all obligations of the Debtor under the Operating Agreement, whether heretofore or hereafter accruing or arising, all with the same effect as though this Agreement had not been executed or delivered by the Debtor.

It is understood and agreed that in the event that Secured Party has physical possession of the Certificate, Secured Party's duty with reference to the Certificate shall be solely to use reasonable care in the custody and preservation of the Certificate in Secured Party's possession. Secured Party shall have no obligation of any type to take any steps necessary to preserve rights against prior parties nor to take any action with respect to the exercise of voting rights with respect to the Certificate or the exercise of any acts in connection with any entitlement to dividends, conversion, subscription or like rights with respect to the Certificate. It is understood and agreed by Debtor that, so long as Secured Party continues to hold said Certificate, Secured Party shall have no liability to Debtor of any type for acting or failing to act with respect to any of the above-described matters. Furthermore, during such time as Secured Party retains said Certificate, Debtor shall have no right to require Secured Party to sell or otherwise dispose of said Certificate unless any of the following should occur: i) after request of Debtor, Secured Party, in its sole discretion, determines to do so; or ii) if upon the sale or disposition of the Certificate the Secured Party the proceeds shall be applied to and be sufficient to make payment of the payment obligations under the Loan. In such event, Secured Party shall be entitled to receive and retain as collateral hereunder all such proceeds as may be realized as a result of such sale or disposition, and Debtor shall execute all such documents and do all such things as Secured Party may require to assure and perfect Secured Party's security interest with respect to said proceeds.

6. Title.

Debtor hereby agrees, represents and warrants that Debtor has good title to the Assigned Interests as set forth in Paragraph 2 above, that the Assigned Interests are free from all liens, encumbrances and claims of any persons or entities whatsoever, that Debtor has good right and lawful authority to assign and grant a security interest in the Assigned Interests, and that Debtor

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hereby fully warrants the title to the Assigned Interests and the valid, binding and enforceable nature of this Agreement and will jointly and severally defend the same for the benefit of Lender against claims and demands of all persons or entities whomsoever.

7. Further Assurances.

The Debtor covenants, upon request of the Lender, to execute and deliver such further instruments and do and perform such other acts and things as the Lender may reasonably deem necessary or appropriate to more effectively vest in and secure to the Lender the Assigned Interests and other rights and interests due and hereafter to become due hereunder.

8. Power of Attorney.

The Debtor does hereby irrevocably constitute and appoint the Lender as its true and lawful attorney, coupled with the interest created hereby, with full power of substitution in the premises, for Debtor, and in Debtor's name, place and stead, to ask, demand, collect, receive, receive for, sue for, compound and give acquittance for any and all sums or (properties) which may be or become due, payable or distributable to or in respect of the Assigned Interests with full power to settle, adjust, and compromise any claim thereunder and therefore as fully as the Debtor could itself do and to endorse or sign the name of Debtor on all negotiable instruments and any other commercial paper given in payment or in part payment thereof, and/or all documents of satisfaction, discharge or receipt required or requested in connection therewith, and at its discretion to file any claim and take any other action and proceeding either in Lender's own name or in the name of the Debtor, or otherwise, which Lender may deem necessary or appropriate to collect or otherwise realize upon any and all of the Assigned Interests, or which may be necessary or appropriate to protect, preserve and maintain the security interest in and the right, title and interest of the Lender in and to such Assigned Interests and the security intended to be afforded hereby. Debtor does hereby authorize Secured Party on its behalf to file all financing statements, continuation financing statements, security agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Secured Party may reasonably request, in form satisfactory to Secured Party, to perfect and maintain perfected Secured Party's security interests in the Assigned Interests and in order to fully consummate all of the transactions contemplated under this Agreement. Furthermore, Debtor hereby authorizes Secured Party to file financing statements, including, without limitation, original financing statements, amendments, and continuation statements, against the Debtor, describing the Assigned Interests as the collateral.

9. Distributions.

The Debtor hereby authorizes and directs the Company that all distributions, payments and Proceeds now due or hereafter to become due to the Debtor pursuant to the terms of the Operating Agreement shall be made directly to the Lender as and when otherwise distributable to the Debtor. All Proceeds in respect of distributions or payments by the Company received by the

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Lender, including all cash Proceeds, shall be applied by the Lender to the payment obligations under the Loan. Upon indefeasible payment in full of all obligations due and owing under the Loan, this provision shall automatically terminate.

10. Amendment of Operating Agreement.

The Debtor shall not authorize or consent to any amendment, revision or modification of the Operating Agreement nor waive any right to receive distributions in respect of the Assigned Interests without the prior written consent of the Lender.

11. Communications.

The Debtor hereby covenants and agrees to send to the Lender copies of all notices and communications with respect to the Company or any of its properties or assets or any of its operations or business which may be sent to or received from the Company or the Debtor, and which relate to matters which are material to the financial condition of the Company.

12. Lender's Fees.

The reasonable expenses of preserving, maintaining, collecting and disposing of the Assigned Interests, together with court costs and reasonable attorneys' fees and paralegals' fees, incurred in consultation, litigation, bankruptcy, probate, guardianship, arbitration or any other proceedings at both trial and appellate levels, incurred in realizing upon the Assigned Interests and in enforcing, preserving, and maintaining any provision of this Agreement, shall be jointly and severally due and payable from Debtor to Lender, secured hereby and may be deducted from the Proceeds of disposition of the Assigned Interests.

13. Reinstatement of Rights.

Upon indefeasible payment in full of the obligations under the Loan, and provided the Debtor is not in default hereunder, and upon release by Secured Party of all other collateral from the Company and/or the Debtor, the Lender agrees to release this Agreement by filing a UCC-3 termination statement, and all obligations of the Debtor pursuant to this Agreement shall be of no further force or effect. This Agreement shall be reinstated in full force and effect in the event of claims made of any transfers and payments to be set aside under any bankruptcy, fraudulent transfer or other similar laws. Debtor shall not assign any rights nor delegate any of Debtors' duties under this Agreement, but in the event that any of such is attempted, this Agreement shall be binding upon the Debtor and upon the legal representatives, successors and assigns of the Debtor. This Agreement shall inure to the benefit of the Lender and its successors and/or assigns.

14. Invalidity.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable or set aside in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and said provision shall be affected only to the extent of such invalidity, illegality, unenforceability or setting aside.

15. Exercise of Lender's Rights.

No failure or delay on the part of Lender in exercising any right, power or remedy hereunder or under the Loan or any other document executed in connection with the Loan shall operate as a waiver thereof or hereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any other document between Debtor and Secured Party. Remedies herein and provided in the Loan are cumulative and not exclusive or alternative of each other or any other remedies provided by law or in equity. Debtor hereby waives, gives up and abandons any right Debtor might otherwise have had by virtue of case law or statute to cause Lender to choose any remedy and pursue such a remedy to fruition, and agrees and consents that Lender may simultaneously, contemporaneously and at the same time pursue two, three, or more of the several remedies available to Lender, all of which are agreed to be concurrent and not alternative in any way, to the end that Lender may use any self help remedies available to it under this Agreement, the Loan and may file and pursue to final judgment and final collection action: (i) to foreclose on the Assigned Interests; (ii) against any one or more or all of the persons claiming ownership or encumbrances against the Assigned Interests; (iii) against any other persons liable in respect of this Agreement; and (iv) all at the same time, in any combination, in one action, in several actions, or any of them, all at Lender's sole discretion.

16. WAIVER OF JURY TRIAL.

LENDER AND DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM OR THEIR SUCCESSORS AND ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN AND ANY AGREEMENTS CONTEMPLATED HEREBY TO BE EXECUTED, OR IN CONJUNCTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER AND DEBTOR ENTERING INTO THIS AGREEMENT.

17. No Waiver.

Any acceptance by Secured Party of part performance of any of the Obligations, or delay by Secured Party for any period of time in exercising its rights and remedies to enforce the Obligations secured hereby shall not operate as a waiver of the right to exercise such rights and remedies.

18. Further Assurances.

Debtor hereby agrees to execute financing statements and to otherwise execute and deliver, from time to time, any and all further, or other, instruments, and to perform such acts, as Secured Party may reasonably request to effect the purposes of this Agreement and to secure to Secured Party and to all persons who may from time to time be holders of any portion of the Assigned Interests the benefits of all rights, authorities and remedies conferred upon Secured Party by the terms of this Agreement.

19. Binding Effect.

This Agreement shall be binding upon Debtor and its successors and assigns.

20. Invalidity.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable or set aside in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and said provision shall be affected only to the extent of such invalidity, illegality, unenforceability or setting aside.

21. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

22. Governing Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State of New York except to the extent that the laws of another jurisdiction may apply to the exercise of the Secured Party's remedies hereunder.

23. Amendment.

No provision of this Agreement may be amended or modified except in writing signed by both parties hereto.

IN WITNESS WHEREOF, Debtor and Secured Party have duly executed and delivered this Agreement as of the date first above written.

Signed, sealed and delivered in the presence of:

ALBERT J. LAZO

DEBTOR:

AZUR INTERNATIONAL, INC., a Nevada corporation

By: ______________________
Its PRESIDENT - DON WINFREY
Duly Authorized

SECURED PARTY:

OMICROM MASTER TRUST, on its own behalf and as collateral agent for all other lenders under the Loan

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By: ______________________

Name:
Title:

SCHEDULE "A"

1. 12 % Convertible Debenture from Debtor in favor of Secured Party dated of even date herewith.

2. Securities Purchase Agreement between the Debtor and Secured Party dated of even date herewith.
3. Such other obligations owing to the Lender.

SCHEDULE "B"

AMENDED
OPERATING AGREEMENT
OF
48 HENDRICKS LLC

THIS AMENDDED OPERATING AGREEMENT (the "Regulations") is made and entered into in accordance with the Florida Limited Liability Company Act (the "Act") and subject to the Articles of Organization, which were filed on the 4th day of October, 2002, with the Florida Department of State. The Members of 48 HENDRICKS LLC adopt the following resolutions as of the 15th day of November 2002 ("Effective Date") regarding the conduct of the business and affairs of 48 HENDRICKS LLC, a Florida limited liability company (hereinafter "the Company").

SECTION 1
THE COMPANY

1.1 Definitions. Capitalized words and phrases used in these Regulations have the following meanings:

1.1.1. "Act" means the Florida Limited Liability Company Act, Chapter 608, as amended from time to time (or any corresponding provisions of succeeding law).

1.1.2. "Articles" means the Articles of Organization filed with the Florida Department of State pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

1.1.3. "Articles of Dissolution" means a certificate filed in accordance with the Florida Limited Liability Company Act Section 608.446.

1.1.4. "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy."

a. "Voluntary Bankruptcy" means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or, (iii) corporate action taken by such Person to authorize any of the actions set forth above.

b. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief

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under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within 90 days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.

1.1.5. "Business" means the business of operating and managing 48 HENDRICKS LLC and any business now engaged in by the Company or contemplated by the Company.

1.1.6. "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

1.1.7. "Company" means the limited liability company formed pursuant to these Regulations and the Articles and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

1.1.8. "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property, provided that Debt shall not include obligations in respect to any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

1.1.9. "Dissolution Event" shall have the meaning set forth in Section 10.1 hereof.

1.1.10 "Excess Cash Flow" means any money remaining after a refinancing or similar transaction..

1.1.11. "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

1.1.12. "Involuntary Bankruptcy" has the meaning set forth in the definition of Bankruptcy.

1.1.13. "Liquidation Period" has the meaning set forth in Section 10.7 hereof.

1.1.14. "Liquidator" has the meaning set forth in Section 10.8 hereof.

1.1.15. "Manager (s)" means the Person elected by the Members to serve as the Manager.

1.1.16. "Member" means any Person (i) who is referred to as such in Schedule A hereto attached, or who has become a substituted Member pursuant to the terms of these Regulations; and, (ii) who has not ceased to be a Member. There shall be two types of Members consisting of "Class A Members" who own and hold Class A Units and "Class B Members" who own and hold Class B Units.

1.1.17. "Membership Interest" and/or "Percentage Interest" means a Member's percentage of Units reflected in Schedule A hereto attached.

1.1.18. "Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

1.1.19. "Reconstitution Period" has the meaning set forth in Section 10.1.2 hereof.

1.1.20. "Regulations" mean the Operating Agreement of 48 HENDRICKS LLC including all Exhibits and Schedules attached hereto, as amended from time to time.

1.1.21. "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

1.1.22. "Securities Act" means the Securities Act of 1933, as amended.

1.1.23. "Super Majority" means a vote of at least 80% of the Members authorized to vote herein.

1.1.24. "Tax Matters Member" has the meaning set forth in Section 7.3.1 hereof.

1.1.25. "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

1.1.26. "Units or Unit" means any Membership Interest in the Company representing a Capital Contribution of $1.00, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Units of the Company shall be divided into two (2) classes consisting of 240 Units of "Class A Units" and 80 Units of "Class B Units".

a. "Class A Units" shall have unlimited voting rights and a right to share or interest in the profits, gains or losses of the Company as set forth in Section 4.

b. "Class B Units" shall have the following rights:

i) Class B Units shall be entitled to a preferred distribution of profits, gains and losses of the Company as set forth in Section 4;

ii) Class B Units shall only have the right to vote on those items that require a Super Majority or a unanimous vote as set forth herein;

iii) the Company must redeem Class B Units as set forth in Section 9.9; and,

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iv) Class B Units are entitled to receive 100% of the net assets of the Company upon dissolution.

1.1.26. "Voluntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy."

1.2 Name. The name of the Company shall be 48 HENDRICKS LLC and all business of the Company shall be conducted in such name. The Manager may change the name of the Company upon 10 days written notice to the Members.

1.3 Purpose; Powers.

1.3.1 The purposes of the Company are (i) to operate the Business; (ii) to make such additional investments and engage in such additional activities as the Members may approve; and, (iii) to engage in any and all activities related or incidental to the purposes set forth in clauses (i) and (ii) herein.

1.3.2. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3.1. hereof and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Managers pursuant to Section 5 hereof.

1.4 Principal Place of Business. The principal place of business of the Company shall 3326 Mary Street, Suite 603, Miami, FL 33133. The Managers may change the principal place of business of the Company to any other place within or without the State of Florida upon ten (10) days notice to the Members. The registered office of the Company in the State of Florida initially is located at 3326 Mary Street, Suite 603, Miami, FL 33133.

1.5 Term. The term of the Company shall commence on the date the articles of organization of the Company (the "Articles") are filed with the Florida Department of State in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 10 hereof.

1.6 Filings; Agent for Service of Process.

1.6.1. The Managers are hereby authorized to and shall cause the Articles to be filed with the Florida Department of State in accordance with the Act. The Managers shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Florida, including the preparation and filing of such amendments to the Articles and such other documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

a. a change in the Company name;

b. a correction of false or erroneous statements in the Articles or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or,

c. a change in the time for dissolution of the Company as stated in the Articles and in these Regulations.

1.6.2. The Members and the Managers shall execute and cause to be filed original or amended articles and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

1.6.3. The registered agent for service of process on the Company in the State of Florida shall be World Corporate Services, Inc., 2665 South Bayshore Drive, Suite 703, Miami, Florida 33133 or any successor as appointed by the Members in accordance with the Act.

1.6.4. Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Section 10, the Managers shall promptly execute and cause to be filed articles of dissolution in accordance with the Act and the laws of any other jurisdictions in which the Managers deem such filing necessary or advisable.

1.7 Title to Property. All property or distributorship rights owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in his or her individual name, and each Member's interest in the Company shall be treated as personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its property in the name of the Company and not in the name of any Member. The Members hereby agree that no Member, nor any successor in interest to any Member, shall have the right while these Regulations remain in effect, including, without limitation, during the period the Company is in liquidation following any dissolution, to have any Company asset partitioned, or to file a complaint or institute any proceedings at law or in equity to have such asset partitioned; and each Member, on behalf of himself, herself, his successors, her successors, successors-in-title, and assigns, hereby waives any such right.

1.8 Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.9 Independent Activities; Transactions with Members.

1.9.1. The Managers shall be required to devote his full time to the affairs of the Company as may be necessary to manage and operate the Company.

1.9.2. Insofar as permitted by applicable law, neither these Regulations nor any activity undertaken pursuant hereto shall prevent any Member or Manager from engaging in whatever activities chosen, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member or Manager to permit the Company or any other Member to participate in any such activities, and as a material part of the consideration for the execution of these Regulations by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

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1.9.3. To the extent permitted by applicable law and subject to the provisions of these Regulations, the Managers are hereby authorized to cause the Company to purchase property from, sell property to or otherwise deal with any Member or Manager, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party and the transaction is consummated in accordance with these Regulations.

1.10 Possible Transaction. Company may be contemplating a transaction or series of transactions which would have a material effect on the capital structure, debt structure and/or business structure of the Company and the value of the Class B Units including, but not limited to, refinancing, asset sale and/or re-development ("Possible Transaction"). In the event of any Possible Transaction, the Company must redeem the Class B Units as set forth in Section 9.9 and complete the Redemption in full as a condition precedent to the closing of any Possible Transaction.

SECTION 2
MEMBERS' CAPITAL CONTRIBUTIONS

2.1 Original Capital Contributions. The name, address, original capital contribution, initial Percentage Interest of each Member and number of Units owned by each Member are listed on Schedule A, which is attached hereto.

2.2 Additional Capital Contributions. The Members may make additional capital contributions only with the written consent of all Members. Nothing herein shall be construed to require the Members to make any additional capital contributions.

2.3 Capital Account. A Capital Account shall be maintained for each Member in accordance with Code Section 704(c), and such account shall be adjusted annually to reflect (i) additions or withdrawals of capital by any Member and (ii) allocations of profit, loss or gain allocated to such Member in accordance with Section 3, below. Capital Accounts shall be adjusted at the end of each calendar year, or more frequently at the direction of the Managers. No Member shall be permitted to withdraw any capital from its Capital Account without the approval of Super Majority of the Members.

SECTION 3
ALLOCATIONS

3.1 Preferred Allocations. The Class B Units shall be allocated 100% of the profits, income and gains of the Company up to the amount of $400,000 ("Preferred Payment").

3.2 Common Allocations. After Preferred Payment has been allocated to the Class B Unit holders, the profits, income and gains of the Company shall be allocated to the Class B unit holders in equal proportions.

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SECTION 4
DISTRIBUTIONS

4.1 Distributions. The Managers shall make distributions of Excess Cash Flow, profits and gains of the Company as follows:

4.1.1 Preferred Distributions. Prior to making any distributions to the Class A Unit holders, the Company must distribute all profits, gains and Excess Cash Flow to the Class B Unit holders up to the amount of the Preferred Payment.

4.1.2 Common Distributions. The Managers shall make all remaining distributions of profits and gain to the Class A Unit Members in accordance with their Percentage Interests at such times as the Managers may determine. All such distributions shall be deducted from the respective Members' Capital Account.

4.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under these Regulations. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

4.3 Limitations on Distributions.

4.3.1. The Company shall make no distributions to the Members except (i) as provided in this Section 4 and Section 10 hereof; or, (ii) as agreed to by a Super Majority of the Members.

4.3.2. A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their capital contributions, would exceed the fair value of the Company's assets.

SECTION 5
MANAGEMENT

5.1 Manager.

5.1.1. The management of the Company shall be vested in the Manager designated by the Members as provided in Section 5.2 hereof.

5.1.3. Each Member shall have the right to appoint one Manager.

5.1.4 A Manager shall remain in office until removed by the Member who appointed the Manager, or upon the resignation, disability or death of such Manager. The respective Member shall replace the departing Manager by delivering to the Company a statement designating a successor Manager and setting forth such successor Manager's business addresses and telephone numbers.

5.1.5 A Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been the Manager of the Company.

5.1.6 A Manager shall have the power to delegate authority to such officers, employees, agents and representatives of the Company, as they may from time to time deem appropriate.

5.1.7. A Manager shall perform his duties as Manager in good faith, in a manner he reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been the Manager of the Company.

5.1.8. A Manager shall have the power to delegate authority to such officers, employees, agents and representatives of the Company, as they may from time to time deem appropriate.

5.1.9. The Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

5.2 <u>Manager's Powers</u>.

5.2.1. The Members hereby agree that only the Managers and agents authorized by the Manager shall have the authority to bind the Company as provided herein.

(a) Unless otherwise stated herein, all decisions made on behalf of the Company must be authorized and made by the unanimous vote of all the Managers. Notwithstanding any other provision set forth herein, the Company and the Members hereby authorize Eli Baron and Randy Herscovici to execute any and all documents required and necessary regarding the purchase of the Real Property located at 48 Hendricks Isle, Ft. Lauderdale, FL (the "Purchase") and authorize Eli Baron and Randy Herscovici to bind the Company regarding the Purchase.

(b) All bank documents such as checks, wiring instructions etc. must be executed by a minimum of two (2) Managers.

5.2.2. Except as otherwise provided in these Regulations, all powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Managers and the Managers may exercise all powers of the Company and do all such lawful acts as are authorized by statute, the Articles or these Regulations as directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Managers deem necessary, useful or appropriate for the management and conduct of the Business, including exercising the following specific rights and powers:

(a) Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

(b) Make an investment or acquire by purchase, lease, or otherwise, any real or personal property ("Investment") which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company; provided, however, approval of a Super Majority shall be required for any Investment or related series of Investments that the sum of which exceeds $10,000;

(c) Make any expenditure deemed necessary, convenient or incidental to the accomplishment of the Company; provided, however, that should the Managers intend to make an any expenditure for more than $10,000 the approval of a Super Majority shall be required;

(d) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Business, or in connection with managing the affairs of the Company, including, executing amendments to these Regulations and the Articles in accordance with the terms of these Regulations, both as Managers and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managers;

(e) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets provided, however, approval of a Super Majority shall be required when the indebtedness exceeds $10,000;

(f) Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets provided, however, approval of a Super Majority shall be required when the execution of such instruments, or related series of instruments, results in an expenditure that exceeds $10,000;

(g) Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets; provided, however, approval of a Super Majority shall be required when such acts result in an expenditure that exceeds $10,000;

(h) Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of these Regulations, and perform all matters in furtherance of the objectives of the Company or these Regulations;

(i) Contract on behalf of the Company for the employment and services of employees and/or independent contractors; provided, however, approval of a Super Majority shall be required for any employee expenditure in excess of $5,000 per item, per year;

(j) Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other

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judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Managers in connection with activities arising out of, connected with, or incidental to these Regulations, and to engage counsel or others in connection therewith; provided a Super Majority approves such acts and,

(k) Indemnify a Member or Manager or former Member or Manager, and to make any other indemnification that is authorized by these Regulations in accordance with the Act; provided a Super Majority approves the action to indemnify.

5.2.3. All acts of the Managers, taken voluntarily and in good faith, subject to these Regulations, shall be authorized hereunder. Any acts of the Managers under duress or on behalf of any creditor of a Member shall not be authorized hereunder.

5.3 Duties and Obligations of the Managers.

5.3.1. The Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member or the Managers, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Managers; (ii) preparing the annual budget ("Budget") for approval of a Super Majority prior to each new fiscal year, containing an itemization of all intended expenditures for the upcoming year, including the elements of an intended expenditure with reasonable explanation as to the efficacy of such intended expenditure, and when applicable, such reasonable milestones the Company projects to obtain in the ensuing fiscal year as a result of the intended expenditures; (iii) maintaining books and financial records of the Company separate from the books and financial records of any Member or the Managers, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members; (iv) causing the Company to pay its liabilities from assets of the Company; and, (v) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

5.3.2. The Managers shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Florida and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged; and, (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of property in accordance with the provisions of these Regulations and applicable laws.

5.3.3. The Managers shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all Company property and the use thereof for the exclusive benefit of the Company.

5.4 Indemnification of the Managers.

5.4.1. Unless otherwise provided in Section 5.4.4 hereof, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company's property) shall indemnify, save harmless, and pay all judgments and claims against the Managers relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Managers in connection with

the Business, including reasonable attorneys' fees incurred by the Managers in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred.

5.4.2. Unless otherwise provided in Section 5.4.4. hereof, in the event of any action by a Member against the Managers, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of the Managers, including reasonable attorneys' fees incurred in the defense of such action.

5.4.3. Unless otherwise provided in Section 5.4.4 hereof, the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Managers, if for the benefit of the Company and in accordance with these Regulations the Managers makes any deposit or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

5.4.4. Notwithstanding the provisions of Sections 5.4.1, 5.4.2 and 5.4.3 above, such Sections shall be enforced only to the maximum extent permitted by law and the Managers shall not be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

5.4.5. The obligations of the Company set forth in this Section 5.4 are expressly intended to create third party beneficiary rights of the Managers and any Member is authorized, on behalf of the Company, to give written confirmation to the Managers of the existence and extent of the Company's obligations to the Managers hereunder.

5.5 Bankruptcy, Other Circumstances, and Involuntary Assignment by Managers. A Manager shall not cease to be such by reason of any of the following: an order for relief against a Manager is entered under Chapter 7 of the federal bankruptcy law, or the Manager: (a) makes a general assignment for the benefit of creditors; (b) files a voluntary petition under the federal bankruptcy law; (c) files a petition or answer seeking for the Manager any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Manager in any proceeding of this nature; or, (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager's properties. In addition the following circumstance shall not cause a person to cease to be a Manager: 60 days after the commencement of any proceeding against the Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within 60 days after the appointment without the Manager's consent or acquiescence of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager's properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated.

SECTION 6
ROLE OF MEMBERS

6.1 Rights or Powers. The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in these Regulations and, to the extent not inconsistent with these Regulations, in the Act.

6.2 Voting Rights. All Members with Class A Units shall be entitled to vote based on the number of Class A Units owned by each Member upon any matter submitted to a vote of the Members and all Members with Class B Units shall be entitled to vote only on the items herein which require a Super Majority or a unanimous vote. Notwithstanding the foregoing, and in addition to the limitations imposed upon the Managers as set forth in Section 5.2, the following actions require the approval of a Super Majority of the Members eligible to vote pursuant to these Regulations:

6.2.1. any amendment to these Regulations;

6.2.2. the continuation of the Company after a Dissolution Event;

6.2.3. any additional capital contributions to the Company;

6.2.4. employment decisions regarding executives and management of the Company.

6.2.5. merge, reorganize, liquidate or sell any of the Company's assets;

6.2.6. transfer of any Units by a Member, except as otherwise permitted in these Regulations;

6.2.7. any change in the Company's capital structure, including the issuance of additional membership units, which would adversely affect the voting or equity rights of any Member; and

6.2.8 any powers given to the Managers or duties or obligations imposed upon the Managers referred to Paragraph 5 hereof that require the Managers to obtain the approval of a Super Majority.

6.3 Meetings of the Members.

6.3.1. Meetings of the Members may be called upon the written request of any Member or Manager. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than 7 days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under these Regulations, such vote or consent may be given at a meeting of the Members. Except as otherwise expressly provided in these Regulations, the unanimous vote of the Members shall be required to constitute the act of the Members.

6.3.2. For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Manager or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than 30 days nor less than 10 days before any such meeting.

6.3.3. Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or the Member's attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

6.3.4. Notwithstanding this Section 6.3, the Company may take any action contemplated under

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these Regulations as approved by the consent of the Members, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Schedule A attached hereto, or to such other address as such Person may from time to time specify by notice to the Members and the Manager.

6.4 Withdrawal/Resignation. Except as otherwise provided in Section 10 hereof, no Member shall demand or receive a return on or of its capital contributions or withdraw from the Company without the consent of all Members. Except as otherwise provided in the Act or these Regulations, upon resignation, any resigning member is entitled to receive only the distribution to which that Member is entitled under these Regulations, which shall be equal to the fair value of its Membership Interests in the Company as of the date of resignation. Under circumstances requiring a return of any capital contributions, no Member has the right to receive any property other than cash except as may be specifically provided herein.

6.5 Member Compensation. No Member shall receive any interest, salary or drawing with respect to its capital contributions or its capital account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in these Regulations.

6.6 Members' Liability. No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its capital contributions and shall not be required to restore a deficit balance in its capital account or to lend any funds to the Company or, after its capital contributions have been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in these Regulations or Section 608.426 of the Act.

6.7 Partition. While the Company remains in effect or is continued, each Class A Unit Member agrees and waives its rights to have any of the Company's property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any of the Company's property partitioned, and each Class A Unit Member, on behalf of itself, its successors and its assigns hereby waives any such right.

6.8 Confidentiality. Except as contemplated hereby or required by a court of competent authority, each Member shall keep confidential and shall not disclose to others without the prior written consent of all Members any information which (i) pertains to these Regulations, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the Business of the Company; or, (ii) pertains to confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary. No Member shall use any information which (i) pertains to these Regulations, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the Business of the Company; or, (ii) pertains to the confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby. The term "confidential information" is used in this Section 6.8 to describe information which is confidential, non-public or proprietary in nature, was provided to such Member or its representatives by the Company, any other Member, and relates either directly, or indirectly to the Company or the Business. Information which (i) is available, or becomes available, to the public through no fault or action by such Member; or (ii) becomes available on a non-confidential basis from any source other than the Company, any other Member, and such source is not prohibited from disclosing such information, shall not be deemed confidential information.

6.9 Transactions Between a Member and the Company. Except as otherwise provided by applicable

law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member. A Member may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

6.10 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within 5 days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Managers deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under these Regulations.

SECTION 7
ACCOUNTING, BOOKS AND RECORDS

7.1 Accounting, Books and Records.

7.1.1. The Company shall keep on site at its principal place of business each of the following:

(a) A current list of the full name and last known business address of each Member and the Manager, separately identifying the Members in alphabetical order and the Manager, in alphabetical order;

(b) A copy of the filed Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed; and

(c) Copies of any then effective Regulations of the Company.

7.1.2. The Managers shall determine the accounting methods utilized by the Company.

7.2 Reports.

7.2.1. In General. The Tax Matters Member of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

7.2.2. Reports. Within 90 days after the end of each fiscal year, the Tax Matters Member shall furnish each Member with a copy of the balance sheet of the Company as of the last day of the applicable period, an income statement for the Company for such period, and a statement of the Company's cash flow for such period. Annual statements shall also include a statement of the Member's capital accounts and changes therein for such fiscal year.

7.3 Tax Matters.

7.3.1. Tax Elections. The Members of the Company have elected Naranjo Family Limited Partnership to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law.

7.3.2. Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each fiscal year of the Company but not later than 5 months after the end of each fiscal year.

SECTION 8
AMENDMENTS

Amendments to these Regulations may be proposed by the Managers or any Member. Following such proposal, the Managers shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Managers shall include in any such submission a recommendation as to the proposed amendment. The Managers shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the unanimous vote of the Members. Notwithstanding the foregoing, these Regulations shall not be amended without the consent of each Member adversely affected (i) if such amendment would modify the limited liability of a Member; or, (ii) alter the interest of a Member in profits, losses, other items, or any Company distributions.

SECTION 9
TRANSFERS

9.1 Restrictions on Transfer of Membership Interests. This Section 9 shall apply to the sale, pledge or transfer of all membership interests in the Company owned by the Members hereafter acquired by the Members, all of which are referred to herein collectively as "Membership Interests." No Membership Interests shall be assigned, sold, conveyed, pledged, hypothecated, gifted or otherwise transferred directly or indirectly by a Member without the consent of a Super Majority.

9.2 Buy-Sell Procedure. Members shall have the right to initiate the procedure set forth in this Section 9.2, subsequent to the Redemption of the Class B Units as set forth in Section 9.9. The initiating Member, for purposes of this Section 9.2, is referred to hereinafter as the "Offeror." The Offeror shall deliver to the other Party, ("Offeree") an offer in writing ("Offer") stating the purchase price for the acquisition of 100% of the Offeree's Membership Interests equal to the Agreed Value. Within 60 days from the date of the Offeree's receipt of the Offer, the Offeree shall then be obligated either to (i) sell to the Offeror its Membership Interests at the price and terms set by the Offeror; or, (ii) to purchase from the Offeror its Membership Interests at the price and terms offered by the Offeror. Failure of the Offeree to give the Offeror notice, within the 60-day period referred to above, of which option the Offeree elects to pursue shall be conclusively deemed to be an election to sell under subsection (i) of this Section 9.2. The closing of a purchase pursuant hereto shall be held not more than 60 days after receipt by the Offeree of the Offer, at the offices of the Company's counsel. At such closing, the selling Party ("Seller") shall assign to the purchasing Party ("Buyer") its Membership Interests free and clear of all liens, claims and encumbrances, and execute all other documents that may be necessary to effectuate the purposes of these Regulations, and the Buyer, shall pay the purchase price in accordance with the

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terms of the Offer.

9.3 Legend. Each share certificate representing the Membership Interests now or hereafter held by the Members during the duration of this Agreement shall be stamped with a legend in the following form:

FRONT

> The interests evidenced by this certificate are subject to the restrictions set forth on the back of this certificate.

REVERSE

> The transfer of the interests represented by this certificate are restricted under the terms of that certain Operating Agreement dated as of November 5, 2002, among the Members of the LLC.

9.4 Termination. This Agreement shall terminate upon the occurrence of any of the following events:

9.4.1. Written agreement of a Super Majority.

9.4.2. As to any Member when that Member is no longer an owner of Membership Interests.

9.5 Permitted Transfers. Any Party may sell, give or bequeath all or any portion of its Membership Interests to "Permitted Transferees" without complying with the other provisions of this Agreement; however, (i) as a condition precedent to such permitted transfer, any such Permitted Transferee must become a party signatory hereto and be bound by the terms of this Agreement; and, (ii) the sale, pledge or transfer of interests in any entity which is a Permitted Transferee which would result in such entity no longer qualifying as a Permitted Transferee shall require approval of the other Parties. Permitted Transferees are defined as follows:

9.5.1 a shareholder or member of a Member ("Shareholder");

9.5.2. a spouse or descendants of a Shareholder or Member, including step-children and step-grandchildren of a Member ("Member's Family");

9.5.3. any trust for the benefit of a Member or Member's Family;

9.5.4. any partnership wholly owned by a Member;

9.5.5. any corporation or other business entity wholly owned by a Member; and,

9.5.6. the estate of a Member or Shareholder.

9.6 Involuntary Assignment by Member. In the event that a Membership Interests are taken by levy, foreclosure, charging order, execution, or other similar proceeding, the Company shall not dissolve but the assignee of said interest shall be entitled to no more than to receive the profits and losses attributable to said Membership Interests in accordance with the assignee's percentage interest and, in no event, shall said assignee have the right to interfere with the management or administration of the Company business or affairs or to become a Member entitled to exercise the rights of a Member, i.e., become a substitute Member, except as

otherwise provided herein.

9.7 Prohibited Transfers. Any purported Transfer of Membership Interests that is not a permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a permitted Transfer (or if the Managers, in their sole discretion, elects to recognize a Transfer that is not a permitted Transfer), the Membership Interests transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by these Regulations with respect to the transferred Membership Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company. In the case of a Transfer or attempted Transfer of Membership Interests that is not a Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.8 Distributions and Allocations in Respect of Transferred Membership Interests. If any Membership Interests are Transferred during any fiscal year in compliance with the provisions of this Section 9, profits, losses, each item thereof, and all other items attributable to the Transferred Membership Interests for such fiscal year shall be divided and allocated between the transferor and the transferee by taking into account their varying percentage Membership Interests during the fiscal year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Tax Matters Member. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least 10 days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Membership Interests were transferred and such other information as the Tax Matters Member may reasonably require within 30 days after the end of the fiscal year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Membership Interests on the last day of such fiscal year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.8, whether or not any Tax Matters Member or the Company has knowledge of any Transfer of ownership of any Membership Interests.

9.9 Redemption. The Company and Member agree that the Company has the obligation to and shall redeem the Class B Units according to the following terms and conditions at an exercise price as set forth on Schedule B (the "Exercise Price") hereto attached (collectively the "Redemption"):

9.9.1. Date of Redemption. The Redemption must be exercised by the Company within two (2) years, but no later than November 5, 2004 (the "Date of Redemption"). If the Redemption is not completed prior to the Date of Redemption, Company shall be deemed in material breach of this Agreement.

9.9.2. Exercise Procedures. The Company shall exercise the Redemption to redeem the Class B by giving the Member notice of the Company's intent ("Redemption Notice") to exercise the Redemption to redeem the Class B Units in the manner provided in this Section 9.9.

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9.9.3. Consideration. Upon receipt of the Redemption Notice, the Company agrees to redeem as of the date of the Redemption Notice all the Class B Units in exchange for the Exercise Price set forth on Schedule B (the "Consideration"). The Exercise Price is determined by determining whether the property located at 48 Hendricks Isle, in Ft. Lauderdale, Fl (the "Real Property") was sold prior to construction or after construction has commenced. If the Real Property was sold prior to construction the Company must pay in accordance with Schedule B (I) in accordance with the respective date of sale. If Construction has commenced on the Real Property, Company must pay in accordance with Schedule B (II).

9.9.4. Delivery of Units. The Member shall tender to the Company or its authorized agent the following:

a) Certificate evidencing the Units redeemed duly endorsed for transfer; and,

b) Unit Power in the form attached as Exhibit A;

9.9.5. Payment of Consideration. The Company shall deliver the Consideration to the Member or its assignees.

9.9.6 Personal Guaranty. Eduardo Naranjo, Eli Baron, and Randy Herscovici as the beneficiaries of one hundred percent of the Class A Units (collectively the "Guarantors") hereby guarantee absolutely, irrevocably and unconditionally Company's full and prompt payment and performance under this Section 9.9 (the "Personal Guaranty"). However each Class A Member's Personal Guaranty shall be limited to recovery 1/3 of Class B Unit Member's Initial Capital Contribution of $200,000, and all expenses, including but not limited to attorneys' fees and legal expenses, paid or incurred by Class B Unit Member endeavoring to collect the foregoing or any part thereof and in enforcing this Personal Guaranty.

9.9.7 Pledge & Escrow. The Company's obligation of Redemption as set forth in this Section 9.9 shall be secured by one hundred percent of all authorized and outstanding Class A Units. The Class A Unit Members agree to pledge the following collateral (the "Collateral") pursuant to a pledge agreement between Class A Units Members, the Company and Class B Unit Member dated November 5, 2002 (the "Pledge Agreement") in the form attached as Exhibit "B": (i) the Class A certificate No.1 , 2 and 3 representing 100% of the authorized and issued Class A Units of the Company, issued in the name of Naranjo Family Limited Partnership, a Florida limited partnership, Barom Holdings LLC, a Florida LLC, and Randy Herscovici (collectively the "Pledged Class A Units"); (ii) three executed and undated unit power executed by Naranjo Family Limited Partnership, a Florida limited partnership, Barom Holdings LLC, a Florida LLC , and Randy Herscovici; and, (iii) an undated bill of sale executed by Naranjo Family Limited Partnership, a Florida limited partnership, Baron Holdings LLC, a Florida LLC , and Randy Herscovici. The escrow agent, Richards & Polansky, P.A., shall hold this Collateral in escrow, in accordance with the terms and conditions of an escrow agreement between Naranjo Family Limited Partnership, a Florida limited partnership, Baron Holdings LLC, a Florida LLC , Randy Herscovici and Navarro Family Limited Partnership, a Florida limited partnership (the "Escrow Agreement") executed in conjunction with and as a condition of this Agreement. A copy of the Escrow Agreement is attached, marked Exhibit "C".

SECTION 10
DISSOLUTION AND WINDING UP

10.1 Dissolution Events.

10.1.1 Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

a. A Super Majority vote of the Members to dissolve, wind-up, and liquidate the Company;

b. A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business; or

c. The Bankruptcy, dissolution, retirement, resignation or expulsion of any Member; provided, that any such event will not be deemed a Dissolution Event in the event that there are at least 2 remaining Members and, if there are two remaining Members each remaining Member agrees to continue the business of the Company within 90 days after the occurrence of such an event. However, if there are more than two remaining Members, a majority of the remaining Members agree to continue the business of the Company within 90 days after the occurrence of such an event.

d. Unless Sections 10.1.1(a), 10.1.1(b) or 10.1.1(c) cause a prior dissolution, the Company's existence shall terminate on December 31, 2049.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

10.1.2. Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional 90 days after such determination (the "Reconstitution Period"), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in these Regulations by forming a new limited liability company on terms identical to those set forth in these Regulations. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 10.2 hereof. If such an election is made within the Reconstitution Period, then:

a. The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in this Section 10.1;

b. Unless otherwise agreed to by a majority of the Members, the Articles and these Regulations shall automatically constitute the Articles and these Regulations of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member's or the Company's liabilities shall be required; provided that the right of the Members to select successor Managers and to reconstitute and continue the Business shall not exist and may not be exercised unless the Company has received

an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

10.2 Winding Up. Upon the occurrence of (i) a Dissolution Event; or, (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 10.1.2 hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in the Regulations and obligations provided for in these Regulations shall continue to be fully binding upon the Members until such time as the property has been distributed pursuant to this Section 10.2 and the Articles has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within 90 days of the occurrence of the Dissolution Event and within 90 days after the last day on which the Company may be reconstituted pursuant to Section 10.1.2 hereof. The Liquidator shall take full account of the Company's liabilities and property and shall cause the property or the proceeds from the sale thereof (as determined pursuant to Section 10.9 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

10.2.1. First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members under Section 608.426 or Section 608.427 of the Act;

10.2.2. Second, except as provided in these Regulations, to members and former Members of the Company in satisfaction of liabilities for distribution under Section 608.426 or Section 608.427 of the Act; and

10.2.3. The balance, if any, to the Members in accordance with the positive balance in their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

No Member or Manager shall receive additional compensation for any services performed pursuant to this Section 10.

10.5 Rights of Members. Except as otherwise provided in these Regulations, each Member shall look solely to the property of the Company for the return of its capital contribution and has no right or power to demand or receive property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such capital contribution, the Members shall have no recourse against the Company or any other Member or Manager.

10.6 Notice of Dissolution/Termination.

10.6.1. In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 10.1, result in a dissolution of the Company, the Manager shall, within 30 days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company

regularly conducts business (as determined in the discretion of the Manager) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Manager).

10.6.2. Upon completion of the distribution of the Company's property as provided in this Section 10 the Company shall be terminated, and the Liquidator shall cause the filing of the Articles of Dissolution pursuant to Section 608.446 of the Act and shall take all such other actions as may be necessary to terminate the Company.

10.7 Allocations During Period of Liquidation. During the period commencing on the first day of the fiscal year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 10.2 hereof (the "Liquidation Period"), the Members shall continue to share profits, losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

10.8 The Liquidator.

10.8.1. Definition. The "Liquidator" shall mean a Person appointed by the Managers to oversee the liquidation of the Company.

10.8.2. Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 10 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

10.8.3. Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

10.9 Form of Liquidating Distributions. For purposes of making distributions required by Section 10.2 hereof, the Liquidator may determine whether to distribute all or any portion of the property in-kind or to sell all or any portion of the property and distribute the proceeds therefrom.

SECTION 11
MISCELLANEOUS

11.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of these Regulations shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed; or, (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and Managers:

A.

11.1.1. If to the Company, to the address determined pursuant to Section 1.4 hereof;

11.1.2. If to the Managers or to a Member, to the address set forth in Schedule A attached hereto.

11.2 Binding Effect. Except as otherwise provided in these Regulations, every covenant, term, and provision of these Regulations shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

11.3 Construction. Every covenant, term, and provision of these Regulations shall be construed simply according to its fair meaning and not strictly for or against any Member.

11.4 Time. In computing any period of time pursuant to these Regulations, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

11.5 Headings. Section and other headings contained in these Regulations are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of these Regulations or any provision hereof.

11.6 Severability. Except as otherwise provided in the succeeding sentence, every provision of these Regulations is intended to be severable, and, if any term or provision of these Regulations is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of these Regulations. The preceding sentence of this Section 11.6 shall be of no force or effect if the consequence of enforcing the remainder of these Regulations without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

11.7 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to these Regulations and referred to herein is not incorporated in these Regulations by reference unless these Regulations expressly otherwise provide.

11.8 Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

11.9 Governing Law. The laws of the State of Florida shall govern the validity of these Regulations, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

11.10 Waiver of Jury Trial. Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to these Regulations.

11.11 Counterpart Execution. These Regulations may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.12 Conflicting Provisions. Any conflict between the terms of any other agreement and these

Regulations shall be resolved in favor of the Regulations.

REGULATIONS OF 48 HENDRICKS LLC
[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed and entered into these Regulations of the Company as of the day first above set forth.

MANAGERS:

Eduardo Naranjo	Randy Herscovici	Eli Baron

MEMBERS:

NARANJO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: G L I Corporation

By: ______________________
Eduardo Naranjo, President of General Partner

____
Randy Herscovici

BARON HOLDINGS LLC
a Florida limited liability company

By: ______________________
Eli Baron, Manager

NAVARRO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: Navarro Management, Inc.,
a Florida corporation

By: ______________________
Carlos Mauricio Navarro, President of General Partner

Continue
Signature Page

IN WITNESS WHEREOF, the parties hereunder agree and accept the Personal Guaranty set forth in Section 9.9.6, immediately upon execution. The undersigned hereby waives and releases any claim that the delivery or effectiveness of the Personal Guaranty is conditional in any way.

Eli Baron, personally

Randy Herscovici, personally

Eduardo Naranjo, personally

H:\CLIENTS\Naranjo, E\48 Hendricks\Operating Agr.11-5-02.doc

SCHEDULE A

	Units	Capital Contribution	Percentage Interests
Class A Units:			
Naranjo Family Limited Partnership	80	$ 35,333	25%
Baron Holdings LLC	80	$ 35,333	25%
Randy Herscovici	80	$ 35,333	25%
Class B Units:			
Navarro Family Limited Partnership	80	*$200,000	25%
Total	320		100%

* The $200,000 initial capital contribution of Navarro Family Limited Partnership shall be exclusively used for the purchase of the Real Property located at 48 Hendricks Isle, Ft. Lauderdale, FL.

E.B

H:\CLIENTS\Naranjo, E\48 Hendricks\SCHEDULE A.doc

RH CM 2C B.

SCHEDULE B

EXERCISE PRICE

Event	Exercise Price
I. Sale before Construction which occurs:	
six (6) months or prior of the Effective Date:	$50,000.00
after six (6) months to seven (7) months of the Effective Date	$60,000.00
after seven (7) months to eight (8) months of the Effective Date	$70,000.00
after eight (8) months to nine (9) months of the Effective Date	$80,000.00
after nine (9) months to ten (10) months of the Effective Date	$90,000.00
after eleven (11) months to twelve (12) months of the Effective Date	$100,000.00
after twelve (12) months to thirteen (13) months of the Effective Date	$110,000.00
after thirteen (13) months to fourteen (14) months of the Effective Date	$120,000.00
after fourteen (14) months to fifteen (15) months of the Effective Date	$130,000.00
after fifteen (15) months to sixteen (16) months of the Effective Date	$140,000.00
after sixteen (16) months to seventeen (17) months of the Effective Date	$150,000.00
after seventeen (17) months to eighteen (18) months of the Effective Date	$160,000.00
after eighteen (18) months to nineteen (19) months of the Effective Date	$170,000.00
after nineteen (19) months to twenty (20) months of the Effective Date	$180,000.00
after twenty (20) months to twenty one (21) months of the Effective Date	$190,000.00
after twenty-one (21) months of the Effective Date	$200,000.00
II. Construction	$400,000.00

E.B CM

SCHEDULE "C"

Managers:

Eduardo Naranjo

Randy Herscovici

Members:

Naranjo Family Limited Partnership

Navarro Family Limited Partnership

Herscovici Limited Partnership

James Wallace

Jeffrey Grene

Azur International Inc.

AMENDMENT TO THE

AMENDED OPERATING AGREEMENT OF

48 HENDRICKS LLC

THIS AMENDMENT TO THE AMENDED OPERATING AGREEMENT OF 48 HENDRICKS LLC ("Amendment"), dated as of this 1st day of September, 2003, amends the OPERATING AGREEMENT OF 48 HENDRICKS LLC, dated November 15, 2002 (the "Agreement") as follows:

---

1. Section 1.1.26 A shall be deleted and replaced with the following:

"Units or Unit" means any Membership Interest in the Company representing a Capital Contribution of $1.00, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Units of the Company shall be divided into three (3) classes consisting of 500 Units of "Class A Units" and 80 Units of "Class B Units".

a. "Class A Units" shall have unlimited voting rights and a right to share or interest in the profits, gains or losses of the Company as set forth in Section 4.

b. "Class B Units" shall have the following rights:

i) Class B Units shall be entitled to a preferred distribution of profits, gains and losses of the Company as set forth in Section 4;

ii) Class B Units shall only have the right to vote on those items that require a Super Majority or a unanimous vote as set forth herein;

iii) the Company must redeem Class B Units as set forth in Section 9.9; and,

iv) Class B Units are entitled to receive 100% of the net assets of the Company upon dissolution.

2. Schedule A shall be deleted and replaced with the following:

SCHEDULE A

Original Capital Contributions.

The name, address, original capital contribution, initial percentage interest and number of units of each Member is as follows:

	Units	Capital Contribution	Percentage Interests
Class A Units:			
Naranjo Family Limited Partnership ("Naranjo")	**151.5**	**$35,333.00**	**30.3%**
Randy Herscovici	**151.5**	**$35,333.00**	**30.3%**
Navarro Family Limited Partnership	**151.5**	**$ 300,000.00**	**30.3%**
Jeff Greene	**22.5**	**$35,000**	**4.5%**
Jim Wallace	**22.5**	**$40,000**	**4.5%**
TOTAL	**499.5**	**$445,666**	**100%**
Class B Units:			
Navarro Family Limited Partnership	**80**	***$200,000**	**100%**
TOTAL	**80**	***$200,000**	**100%**

*** The $200,000 initial capital contribution of Navarro Family Limited Partnership shall be exclusively used for the purchase of the Real Property located at 48 Hendricks Isle, Ft. Lauderdale, FL.**

3. Section 5.1 and Section 5.2 shall be amended as follows:

SECTION 5
MANAGEMENT

5.1 Manager.

5.1.1. The management of the Company shall be vested in the Manager designated by the Class A Members as provided in Section 5.2 hereof.

5.1.2. The number of Managers shall be three (3) unless otherwise provided herein. The managers of the Company shall be Carlos Mauricio Navarro, Eduardo Naranjo, Randy Herscovici.

5.1.3 A Manager shall remain in office until removed by the a Super Majority of the Members, or upon the resignation, disability or death of such Manager. A Super Majority of the Members shall replace the departing Manager by delivering to the Company a statement designating a successor Manager and setting forth such successor Manager's business addresses and telephone numbers.

5.1.4 A Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been the Manager of the Company.

5.1.5 A Manager shall have the power to delegate authority to such officers, employees, agents and representatives of the Company, as they may from time to time deem appropriate.

5.1.6 A Manager shall perform his duties as Manager in good faith, in a manner he reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been the Manager of the Company.

5.1.7. A Manager shall have the power to delegate authority to such officers, employees, agents and representatives of the Company, as they may from time to time deem appropriate.

5.1.8. A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

5.2 Manager's Powers.

5.2.1. The Members hereby agree that only the Managers and agents authorized by the Manager shall have the authority to bind the Company as provided herein.

(a) All decisions made on behalf of the Company must be authorized and made by the unanimous vote of all the Managers.

(b) All bank documents, not including mortgage or finance instruments which require approval of all Managers, such as checks, wiring instructions etc. must be executed by a minimum of two (2) Managers.

4. All other provisions in the Agreement shall remain in full force and effect.

5. In the event of any inconsistencies between the Agreement and this Amendment, this Amendment shall control.

EXECUTED on the 1 day of September, 2003.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment of the Operating Agreement of the Company as of the day first above set forth.

MANAGERS:

Eduardo Naranjo | Randy Hercovici | Carlos Mauricio Navarro

SUPER MAJORITY OF MEMBERS:

NARANJO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: G L I Corporation

By: ____________________
Eduardo Naranjo, President of General Partner

____
Randy Hercovici

NAVARRO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: Navarro Management, Inc.,
a Florida corporation

By: ____________________
Carlos Mauricio Navarro, President of General Partner

AMENDMENT TO THE

OPERATING AGREEMENT OF

48 HENDRICKS LLC

THIS AMENDMENT TO THE OPERATING AGREEMENT OF 48 Hendricks LLC ("Amendment"), effective as of this 10th day of February 2004, amends the OPERATING AGREEMENT OF 48 HENDRICKS LLC, dated November 15, 2002 (the "Agreement") as follows:

1. Schedule A shall be deleted and replaced with the following:

SCHEDULE A

	Units	Capital Contribution	Common Allocations Profit Percentage Interests
Class A Units:			
Naranjo Family Limited Partnership	24.768	$166,483	10.32%
Navarro Family Limited Partnership *	24.768	$766,483	10.32% HB
Randy Herscovici	24.768	$166,483	10.32% RH
James Wallace	3.672	$40,000	1.53%
Jeffrey Grene	10.98	$40,000	4.5%
Class C Units:			
Mingo Bay Development Corp.	151.2	$0	100%
Total	240		100%

Class B Units:	Units	Capital Contribution	Percentage of Class B
Navarro Family Limited Partnership	80	$400,000	100% HB

* Navarro Limited Partnership shall be responsible for the repayment of Hugo Mendoza debt of $600,000 once its capital contribution has been distributed to it.

2. The Class A Members shall be required to personally sign as guarantors on any loan to which Company is or will be a borrower, where the principals of the members of the Company are required to sign as guarantors. Mortgage Payments and any other financing expenses and miscellaneous expenses shall be made in accordance with the percentage interest of each of the Class A and Class C Members.

3. All funds required in order to close on any loan for the benefit of the Company shall be contributed on a pro rata basis by the Class A and Class C Members of the Company.

4. Section 1.1.25 of the Operating Agreement shall be amended as follows:

1.1.25. "Units or Unit" means any Membership Interest in the Company representing a Capital Contribution of $1.00, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Units of the Company shall be divided into three (3) classes: There shall be 240 "Class A Units" and Class "C" Units and 80 "Class B Units".

a. "Class A Units" shall have unlimited voting rights and a right to share or interest in the profits, gains or losses of the Company as set forth in Section 4.

b. "Class B Units" shall have the following rights:

i) Class B Units shall be entitled to a preferred distribution profits, gains and losses of the Company as set forth in Section 4;

ii) Class B Units shall only have the right to vote on those items that require a Super Majority or a unanimous vote as set forth herein;

iii) the Company must redeem Class B Units as set forth in Section 9.9; and,

iv) Class B Units are entitled to receive the net assets of the Company upon dissolution.

c. "Class C Units" shall have the following rights:

i) Class C Units shall be entitled to a distribution of profits, gains and losses of the Company as set forth in Section 4; and,

ii) Class C Units shall only have the right to vote on those items that require a Super Majority or a unanimous vote as set forth herein.

iii) All obligations of Class A Members shall be the obligations of Class C Member except as herein set forth.

5. Section 3 and Section 4 of the Operating Agreement shall be amended as follows:

<u>SECTION 3</u>
<u>ALLOCATIONS</u>

3.1 <u>Allocations</u>. All Excess Cash Flow, gains, profits, losses and credits of the Company shall be allocated as follows in the following order of priority:

A.

3.1.1 Preferred Allocations. Prior to making any distributions to the Class A Unit holders, the Company must allocate all profits, gains and Excess Cash Flow to the Class B Unit holders up to the amount of Four Hundred Thousand Dollars ($400,000) (the "Preferred Payment").

3.1.2 Capital Account. The next 100% of the Excess Cash Flow, gains, profits, losses and credits of the Company shall be allocated pro rata among Naranjo Family Limited Partnership, a Florida limited partnership, Randy Herscovici, Navarro Family Limited Partnership, a Florida limited partnership until their respective positive Capital Account as set forth on Schedule A above are reduced to zero.

3.1.3 Common Allocations. The remaining 100% of the Excess Cash Flow, gains, profits, losses and credits shall be allocated to the Class A and Class C Members in accordance with their respective Ownership Percentage Interest.

SECTION 4
DISTRIBUTIONS

4.1 Distributions. The Managers shall make distributions of Excess Cash Flow, profits and gains of the Company as follows:

4.1.1 Preferred Distributions. Prior to making any distributions to the Class A Unit holders, the Company must distribute all profits, gains and Excess Cash Flow to the Class B Unit holders up to the amount of the Preferred Payment. Once the Preferred Payment has been distributed to Class B Member Class B Units shall be null and void.

4.1.2 Capital Account. The next 100% of the Excess Cash Flow, gains, profits, losses and credits of the Company shall be distributed pro rata among Naranjo Family Limited Partnership, a Florida limited partnership, Randy Herscovici, Navarro Family Limited Partnership, a Florida limited partnership until their respective positive Capital Account as set forth on Schedule A above are reduced to zero.

4.1.3 Common Allocations. The remaining 100% of the Excess Cash Flow, gains, profits, losses and credits shall be allocated to the Class A and Class C Members in accordance with their respective Percentage Interest.

6. Mingo Bay Development Corp. agrees to comply with all provisions and covenants contained in the Operating Agreement and any amendments thereto.

7. All other provisions in the Agreement shall remain in full force and effect.

8. In the event of any inconsistencies between the Agreement and this Amendment, this Amendment shall control.

Effective as of the 10th day of February 2004.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment of the Operating Agreement of the Company as of the day first above set forth.

MANAGERS:

Eduardo Naranjo   Randy Herscovici   Carlos Mauricio Navarro

MEMBERS:

NARANJO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: G L 1 Corporation

By: ______________________
Eduardo Naranjo, President of General Partner

____
Randy Herscovici

NAVARRO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: Navarro Management, Inc.,
a Florida corporation

By: ______________________
Carlos Mauricio Navarro, President of General Partner

MINGO BAY DEVELOPMENT CORP.
a Florida corporation

By: ______________________
Don Goree, President

____
James Wallace

Effective as of the 10th day of February 2004.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment of the Operating Agreement of the Company as of the day first above set forth.

MANAGERS:

Eduardo Naranjo	Randy Herscovici	Carlos Mauricio Navarro

MEMBERS:

NARANJO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: G L I Corporation

By: ______________________
Eduardo Naranjo, President of General Partner

____
Randy Herscovici

NAVARRO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: Navarro Management, Inc.,
a Florida corporation

By: ______________________
Carlos Mauricio Navarro, President of General Partner

MINGO BAY DEVELOPMENT CORP.
a Florida corporation

By: ______________________
Don Goree, President

____
James Wallace